SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D


    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a)
             AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                                (AMENDMENT NO. 3)

                              Occam Networks, Inc.
                   -----------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
                   -----------------------------------------
                         (Title of Class of Securities)

                                    67457P101
                   -----------------------------------------
                                 (CUSIP Number)

                                Michael P. Maher
                            c/o U.S. Venture Partners
                               2735 Sand Hill Road
                              Menlo Park, CA 94025
                                 (650) 854-9080
                   -----------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                    COPY TO:

                               Sean Caplice, Esq.
        c/o Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
                  155 Constitution Drive, Menlo Park, CA 94025
                                 (650) 463-5443

                       March 31, 2004 and January 7, 2005
                   -----------------------------------------
            (Date of Event Which Requires Filing of This Statement)


                               Page 1 of 25 Pages

----------------------------------                ------------------------------
CUSIP NO. 67457P101                    13 D                  Page 2 of 25 Pages
------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION  NO. OF ABOVE PERSONS  (ENTITIES ONLY) U.S.
                      Venture Partners V, L.P. ("USVP V")
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)     (b)  [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            SOURCE OF FUNDS*
------------ -------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL  PROCEEDINGS IS REQUIRED  PURSUANT
             TO ITEM 2(d) or 2(e) [ ]
------------ -------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware
------------------------------------ -------- ----------------------------------
                7     SOLE VOTING POWER
  NUMBER OF           10,326,427   outstanding   shares,  and  9,074,455  shares
   SHARES             issuable  upon  conversion  of 99,819 shares of Series A-2
BENEFICIALLY          Preferred Stock,  except that Presidio Management Group V,
OWNED BY EACH         L.L.C.  ("PMG V"),  the general  partner of USVP V, may be
  REPORTING           deemed to have sole  voting  power  with  respect  to such
   PERSON             shares, and Irwin Federman ("Federman"),  Steven M. Krausz
    WITH              ("Krausz"),  Stuart G. Phillips ("Phillips"),  Jonathan D.
                      Root ("Root ") and Philip M. Young ("Young"), the managing members  of PMG V, may be deemed  to have a shared  voting power with respect to such shares.
             -------- ----------------------------------------------------------
                8     SHARED VOTING POWER
                      See response to row 7.
             -------- ----------------------------------------------------------
                9     SOLE DISPOSITIVE POWER
                      10,326,427   outstanding   shares,  and  9,074,455  shares
                      issuable  upon  conversion  of 99,819 shares of Series A-2
                      Preferred Stock, except PMG V, the general partner of USVP
                      V, may be  deemed  to have  sole  dispositive  power  with respect to such shares,  and Federman,  Krausz,  Phillips,
                      Root and  Young,  the  managing  members  of PMG V, may be deemed to have a shared  dispositive power with respect to such shares.
             -------- ----------------------------------------------------------
                10    SHARED DISPOSITIVE POWER
                      See response to row 9.
------------ -------------------------------------------------------------------
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
11           REPORTING PERSON                                         19,400,882
------------ -------------------------------------------------------------------
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
12           EXCLUDES CERTAIN SHARES*                                       [ ]
------------ -------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11             7.0%
------------ -------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*                                     PN
------------ -------------------------------------------------------------------

----------------------------------                ------------------------------
CUSIP NO. 67457P101                    13 D                  Page 3 of 25 Pages
------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION  NO. OF ABOVE PERSONS  (ENTITIES ONLY) U.S.
                      USVP V International, L.P. ("V Int'l")
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)     (b)  [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            SOURCE OF FUNDS*
------------ -------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL  PROCEEDINGS IS REQUIRED  PURSUANT
             TO ITEM 2(d) or 2(e) [ ]
------------ -------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION
                Cayman Islands
------------------------------------ -------- ----------------------------------
                7     SOLE VOTING POWER
  NUMBER OF           573,665   shares,   and  504,182   shares   issuable  upon
   SHARES             conversion of 5,546 shares of Series A-2 Preferred  Stock,
BENEFICIALLY          except that PMG V, the general partner of V Int'l,  may be
OWNED BY EACH         deemed to have sole  voting  power  with  respect  to such
  REPORTING           shares, and Federman,  Krausz,  Phillips,  Root and Young,
   PERSON             the  managing  members  of PMG V,  may be  deemed  to have
    WITH              shared voting power with respect to such shares.
             -------- ----------------------------------------------------------
                8     SHARED VOTING POWER
                      See response to row 7.
             -------- ----------------------------------------------------------
                9     SOLE DISPOSITIVE POWER
                      573,665   shares,   and  504,182   shares   issuable  upon
                      conversion of 5,546 shares of Series A-2 Preferred  Stock, except that PMG V, the general partner of V Int'l,  may be deemed to have sole  dispositive  power  with  respect  to such shares, and Federman,  Krausz,  Phillips,  Root and
                      Young, the  managing  members  of PMG V,  may be  deemed
                      to have shared dispositive power with respect to such
                      shares.
             -------- ----------------------------------------------------------
                10    SHARED DISPOSITIVE POWER
                      See response to row 9.
------------ -------------------------------------------------------------------
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
11           REPORTING PERSON                                          1,077,847
------------ -------------------------------------------------------------------
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
12           EXCLUDES CERTAIN SHARES*                                       [ ]
------------ -------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11             0.4%
------------ -------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*                                     PN
------------ -------------------------------------------------------------------

----------------------------------                ------------------------------
CUSIP NO. 67457P101                    13 D                  Page 4 of 25 Pages
------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION  NO. OF ABOVE PERSONS  (ENTITIES ONLY) U.S.
                      USVP V Entrepreneur Partners, L.P. ("EP V")
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)     (b)  [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            SOURCE OF FUNDS*
------------ -------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL  PROCEEDINGS IS REQUIRED  PURSUANT
             TO ITEM 2(d) or 2(e) [ ]
------------ -------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware
------------------------------------ -------- ----------------------------------
                7     SOLE VOTING POWER
                      252,449   shares,   and  221,818   shares   issuable  upon
   NUMBER OF          conversion of 2,440 shares of Series A-2 Preferred  Stock,
    SHARES            except  that PMG V, the  general  partner  of EP V, may be
 BENEFICIALLY         deemed to have sole  voting  power  with  respect  to such
 OWNED BY EACH        shares, and Federman,  Krausz,  Phillips,  Root and Young,
   REPORTING          the  managing  members  of PMG V,  may be  deemed  to have
    PERSON            shared voting power with respect to such shares.
     WITH    -------- ----------------------------------------------------------
                8     SHARED VOTING POWER
                      See response to row 7.
             -------- ----------------------------------------------------------
                9     SOLE DISPOSITIVE POWER
                      252,449   shares,   and  221,818   shares   issuable  upon
                      conversion of 2,440 shares of Series A-2 Preferred  Stock, except  that PMG V, the  general  partner  of EP V, may be deemed to have sole dispositive power with respect to such shares, and Federman,  Krausz,  Phillips,  Root and Young, the  managing  members  of PMG V,  may be  deemed  to have shared dispositive power with respect to such shares.
             -------- ----------------------------------------------------------
                10    SHARED DISPOSITIVE POWER
                      See response to row 9.
------------ -------------------------------------------------------------------
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
11           REPORTING PERSON                                           474,267
------------ -------------------------------------------------------------------
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
12           EXCLUDES CERTAIN SHARES*                                       [ ]
------------ -------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11             0.2%
------------ -------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*                                     PN
------------ -------------------------------------------------------------------

----------------------------------                ------------------------------
CUSIP NO. 67457P101                    13 D                  Page 5 of 25 Pages
------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION  NO. OF ABOVE PERSONS  (ENTITIES ONLY) U.S.
                      2180 Associates Fund V, L.P. ("2180 V")
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)     (b)  [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            SOURCE OF FUNDS*
------------ -------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL  PROCEEDINGS IS REQUIRED  PURSUANT
             TO ITEM 2(d) or 2(e) [ ]
------------ -------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware
------------------------------------ -------- ----------------------------------
                7     SOLE VOTING POWER
  NUMBER OF           321,292   shares,   and  282,273   shares   issuable  upon
   SHARES             conversion of 3,105 shares of Series A-2 Preferred  Stock,
BENEFICIALLY          except that PMG V, the  general  partner of 2180 V, may be
OWNED BY EACH         deemed to have sole  voting  power  with  respect  to such
  REPORTING           shares, and Federman,  Krausz,  Phillips,  Root and Young,
   PERSON             the  managing  members  of PMG V,  may be  deemed  to have
    WITH              shared voting power with respect to such shares.
             -------- ----------------------------------------------------------
                8     SHARED VOTING POWER
                      See response to row 7.
             -------- ----------------------------------------------------------
                9     SOLE DISPOSITIVE POWER
                      321,292   shares,   and  282,273   shares   issuable  upon
                      conversion of 3,105 shares of Series A-2 Preferred  Stock, except that PMG V, the  general  partner of 2180 V, may be deemed to have sole dispositive power with respect to such shares, and Federman,  Krausz,  Phillips,  Root and Young, the  managing  members  of PMG V,  may be  deemed  to have shared dispositive power with respect to such shares.
             -------- ----------------------------------------------------------
                10    SHARED DISPOSITIVE POWER
                      See response to row 9.
------------ -------------------------------------------------------------------
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
11           REPORTING PERSON                                            603,565
------------ -------------------------------------------------------------------
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
12           EXCLUDES CERTAIN SHARES*                                        [ ]
------------ -------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11             0.2%
------------ -------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*                                     PN
------------ -------------------------------------------------------------------

----------------------------------                ------------------------------
CUSIP NO. 67457P101                    13 D                  Page 6 of 25 Pages
------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION  NO. OF ABOVE PERSONS  (ENTITIES ONLY) U.S.
                      Presidio Management Group V, L.L.C. ("PMG V")
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)     (b)  [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            SOURCE OF FUNDS*
------------ -------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL  PROCEEDINGS IS REQUIRED  PURSUANT
             TO ITEM 2(d) or 2(e) [ ]
------------ -------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware
------------------------------------ -------- ----------------------------------
                7     SOLE VOTING POWER
                      11,473,833  shares  (shares  directly  owned  by USVP V, V
  NUMBER OF           Int'l,  EP V and 2180 V) and  10,082,728  shares  issuable
   SHARES             upon  conversion of 110,910 shares of Series A-2 Preferred
BENEFICIALLY          Stock held  directly by USVP V, V Int'l,  EP V and 2180 V.
OWNED BY EACH         PMG V is the general  partner of USVP V, V Int'l, EP V and
  REPORTING           2180 V and may be deemed to have sole  voting  power  with
   PERSON             respect to such shares,  and Federman,  Krausz,  Phillips,
    WITH              Root and  Young,  the  managing  members  of PMG V, may be deemed to have shared  voting  power with  respect to such shares.
             -------- ----------------------------------------------------------
                8     SHARED VOTING POWER
                      See response to row 7.
             -------- ----------------------------------------------------------
                9     SOLE DISPOSITIVE POWER
                      11,473,833  shares  (shares  directly  owned  by USVP V, V
                      Int'l,  EP V and 2180 V) and  10,082,728  shares  issuable upon  conversion of 110,910 shares of Series A-2 Preferred
                      Stock held  directly by USVP V, V Int'l,  EP V and 2180 V.
                      PMG V is the general  partner of USVP V, V Int'l, EP V and
                      2180 V and may be deemed to have  sole  dispositive  power
                      with  respect  to  such  shares,  and  Federman,   Krausz,
                      Phillips,  Root and Young,  the managing members of PMG V, may be  deemed  to  have  shared  dispositive  power  with respect to such shares.
             -------- ----------------------------------------------------------
                10    SHARED DISPOSITIVE POWER
                      See response to row 9.
------------ -------------------------------------------------------------------
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
11           REPORTING PERSON                                         21,556,561
------------ -------------------------------------------------------------------
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
12           EXCLUDES CERTAIN SHARES*                                     [ ]
------------ -------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11             7.7%
------------ -------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*                                     OO
------------ -------------------------------------------------------------------

----------------------------------                ------------------------------
CUSIP NO. 67457P101                    13 D                  Page 7 of 25 Pages
------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION  NO. OF ABOVE PERSONS  (ENTITIES ONLY) U.S.
                      U.S. Venture Partners VII, L.P. ("USVP VII")
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)     (b)  [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            SOURCE OF FUNDS*
------------ -------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL  PROCEEDINGS IS REQUIRED  PURSUANT
             TO ITEM 2(d) or 2(e) [ ]
------------ -------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION
                 Delaware
------------------------------------ -------- ----------------------------------
                7     SOLE VOTING POWER
                      70,271,558   shares,   106,472,727  shares  issuable  upon
  NUMBER OF           conversion  of  1,171,200  shares of Series A-2  Preferred
   SHARES             Stock,   and  89,868  shares  issuable  upon  exercise  of
BENEFICIALLY          warrants,  except  that  Presidio  Management  Group  VII,
OWNED BY EACH         L.L.C.  ("PMG VII"),  the general partner of USVP VII, may
  REPORTING           be deemed to have sole voting  power with  respect to such
   PERSON             shares, and Federman, Winston S. Fu ("Fu"), Krausz , David
    WITH              Liddle ("Liddle"),  Phillips, Root and Young, the managing members of PMG VII, may be deemed to have a shared  voting power with respect to such shares.
             -------- ----------------------------------------------------------
                8     SHARED VOTING POWER
                      See response to row 7.
             -------- ----------------------------------------------------------
                9     SOLE DISPOSITIVE POWER
                      70,271,558   shares,   106,472,727  shares  issuable  upon
                      conversion  of  1,171,200  shares of Series A-2  Preferred
                      Stock,   and  89,868  shares  issuable  upon  exercise  of
                      warrants, except PMG VII, the general partner of USVP VII, may be deemed to have sole dispositive  power with respect
                      to  such  shares,  and  Federman,   Fu,  Krausz,   Liddle,
                      Phillips, Root and Young, the managing members of PMG VII, may be  deemed  to have a shared  dispositive  power  with respect to such shares.
             -------- ----------------------------------------------------------
                10    SHARED DISPOSITIVE POWER
                      See response to row 9.
------------ -------------------------------------------------------------------
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
11           REPORTING PERSON                                        176,834,153
------------ -------------------------------------------------------------------
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
12           EXCLUDES CERTAIN SHARES*                                       [ ]
------------ -------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11             47.2%
------------ -------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*                                     PN
------------ -------------------------------------------------------------------

----------------------------------                ------------------------------
CUSIP NO. 67457P101                    13 D                  Page 8 of 25 Pages
------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION  NO. OF ABOVE PERSONS  (ENTITIES ONLY) U.S.
                      USVP Entrepreneur Partners VII-A, L.P. ("EP VII-A")
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)     (b)  [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            SOURCE OF FUNDS*
------------ -------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL  PROCEEDINGS IS REQUIRED  PURSUANT
             TO ITEM 2(d) or 2(e) [ ]
------------ -------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware
------------------------------------ -------- ----------------------------------
                7     SOLE VOTING POWER
                      731,968  shares,   and  1,109,091   shares  issuable  upon
  NUMBER OF           conversion of 12,200 shares of Series A-2 Preferred Stock,
   SHARES             except that PMG VII, the general partner of EP VII-A,  may
BENEFICIALLY          be deemed to have sole voting  power with  respect to such
OWNED BY EACH         shares, and Federman, Fu, Krausz, Liddle,  Phillips,  Root
  REPORTING           and Young,  the managing members of PMG VII, may be deemed
   PERSON             to have shared voting power with respect to such shares.
    WITH     -------- ----------------------------------------------------------
                8     SHARED VOTING POWER
                      See response to row 7.
             -------- ----------------------------------------------------------
                9     SOLE DISPOSITIVE POWER
                      731,968  shares,   and  1,109,091   shares  issuable  upon
                      conversion of 12,200 shares of Series A-2 Preferred Stock, except that PMG VII, the general partner of EP VII-A,  may be deemed to have sole  dispositive  power with respect to such shares, and Federman, Fu, Krausz,  Liddle,  Phillips,
                      Root and Young,  the  managing  members of PMG VII, may be deemed to have shared  dispositive  power with  respect to such shares.
             -------- ----------------------------------------------------------
                10    SHARED DISPOSITIVE POWER
                      See response to row 9.
------------ -------------------------------------------------------------------
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
11           REPORTING PERSON                                          1,841,059
------------ -------------------------------------------------------------------
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
12           EXCLUDES CERTAIN SHARES*                                     [ ]
------------ -------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11             0.7%
------------ -------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*                                     PN
------------ -------------------------------------------------------------------

----------------------------------                ------------------------------
CUSIP NO. 67457P101                    13 D                  Page 9 of 25 Pages
------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION  NO. OF ABOVE PERSONS  (ENTITIES ONLY) U.S.
                      USVP Entrepreneur Partners VII-B, L.P. ("EP VII-B")
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)     (b)  [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            SOURCE OF FUNDS*
------------ -------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL  PROCEEDINGS IS REQUIRED  PURSUANT
             TO ITEM 2(d) or 2(e) [ ]
------------ -------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware
------------------------------------ -------- ----------------------------------
                7     SOLE VOTING POWER
                      731,968  shares,   and  1,109,091   shares  issuable  upon
  NUMBER OF           conversion of 12,200 shares of Series A-2 Preferred Stock,
   SHARES             except that PMG VII, the general partner of EP VII-B,  may
BENEFICIALLY          be deemed to have sole voting  power with  respect to such
OWNED BY EACH         shares, and Federman, Fu, Krausz, Liddle,  Phillips,  Root
  REPORTING           and Young,  the managing members of PMG VII, may be deemed
   PERSON             to have shared voting power with respect to such shares.
    WITH     -------- ----------------------------------------------------------
                8     SHARED VOTING POWER
                      See response to row 7.
             -------- ----------------------------------------------------------
                9     SOLE DISPOSITIVE POWER
                      731,968 shares,  1,109,091 shares issuable upon conversion of 12,200  shares of Series A-2  Preferred  Stock,  except that PMG VII,  the  general  partner  of EP VII-B,  may be deemed to have sole dispositive power with respect to such shares, and Federman, Fu, Krausz, Liddle,  Phillips,  Root and Young,  the managing members of PMG VII, may be deemed to have  shared  dispositive  power  with  respect to such shares.
             -------- ----------------------------------------------------------
                10    SHARED DISPOSITIVE POWER
                      See response to row 9.
------------ -------------------------------------------------------------------
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
11           REPORTING PERSON                                          1,841,059
------------ -------------------------------------------------------------------
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
12           EXCLUDES CERTAIN SHARES*
------------ -------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11             0.7%
------------ -------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*                                     PN
------------ -------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------                ------------------------------
CUSIP NO. 67457P101                    13 D                  Page 10 of 25 Pages
------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION  NO. OF ABOVE PERSONS  (ENTITIES ONLY) U.S.
                      2180 Associates Fund VII, L.P. ("2180 VII")
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)     (b)  [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            SOURCE OF FUNDS*
------------ -------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL  PROCEEDINGS IS REQUIRED  PURSUANT
             TO ITEM 2(d) or 2(e) [ ]
------------ -------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware
------------------------------------ -------- ----------------------------------
                7     SOLE VOTING POWER
  NUMBER OF           1,464,014  shares,  and  2,218,182  shares  issuable  upon
   SHARES             conversion of 24,400 shares of Series A-2 Preferred Stock,
BENEFICIALLY          except that PMG VII, the general  partner of 2180 VII, may
OWNED BY EACH         be deemed to have sole voting  power with  respect to such
  REPORTING           shares, and Federman, Fu, Krausz, Liddle,  Phillips,  Root
   PERSON             and Young,  the managing members of PMG VII, may be deemed
    WITH              to have shared voting power with respect to such shares.
             -------- ----------------------------------------------------------
                8     SHARED VOTING POWER
                      See response to row 7.
             -------- ----------------------------------------------------------
                9     SOLE DISPOSITIVE POWER
                      1,464,014  shares,  and  2,218,182  shares  issuable  upon conversion of 24,400 shares of Series A-2 Preferred Stock, except that PMG VII, the general  partner of 2180 VII, may be deemed to have sole  dispositive  power with respect to such shares, and Federman, Fu, Krausz,  Liddle,  Phillips,
                      Root and Young,  the  managing  members of PMG VII, may be deemed to have shared  dispositive  power with  respect to such shares.
             -------- ----------------------------------------------------------
                10    SHARED DISPOSITIVE POWER
                      See response to row 9.
------------ -------------------------------------------------------------------
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
11           REPORTING PERSON                                          3,682,196
------------ -------------------------------------------------------------------
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
12           EXCLUDES CERTAIN SHARES*                                      [ ]
------------ -------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11             1.4%
------------ -------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*                                     PN
------------ -------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------                ------------------------------
CUSIP NO. 67457P101                    13 D                  Page 11 of 25 Pages
------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION  NO. OF ABOVE PERSONS  (ENTITIES ONLY) U.S.
                      Presidio Management Group VII, L.L.C. ("PMG VII")
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)     (b)  [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            SOURCE OF FUNDS*
------------ -------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL  PROCEEDINGS IS REQUIRED  PURSUANT
             TO ITEM 2(d) or 2(e) [ ]
------------ -------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware
------------------------------------ -------- ----------------------------------
                7     SOLE VOTING POWER
                      73,199,508  shares  (directly owned by USVP VII, EP VII-A,
  NUMBER OF           EP VII-B and 2180 VII),  110,909,091  shares issuable upon
   SHARES             conversion  of  1,220,000  shares of Series A-2  Preferred
BENEFICIALLY          Stock held  directly by USVP VII,  EP VII-A,  EP VII-B and
OWNED BY EACH         2180 VII,  and 89,868  shares  issuable  upon  exercise of
  REPORTING           warrants held directly by USVP VII. PMG VII is the general
   PERSON             partner of USVP VII,  EP VII-A,  EP VII-B and 2180 VII and
    WITH              may be deemed to have sole  voting  power with  respect to such shares, and Federman, Fu, Krausz,  Liddle,  Phillips,
                      Root and Young,  the  managing  members of PMG VII, may be deemed to have shared  voting  power with  respect to such shares.
             -------- ----------------------------------------------------------
                8     SHARED VOTING POWER
                      See response to row 7.
             -------- ----------------------------------------------------------
                9     SOLE DISPOSITIVE POWER
                      73,199,508  shares  (directly owned by USVP VII, EP VII-A,
                      EP VII-B and 2180 VII),  110,909,091  shares issuable upon conversion  of  1,220,000  shares of Series A-2  Preferred
                      Stock held  directly by USVP VII,  EP VII-A,  EP VII-B and
                      2180 VII,  and 89,868  shares  issuable  upon  exercise of warrants held directly by USVP VII. PMG VII is the general partner of USVP VII,  EP VII-A,  EP VII-B and 2180 VII and may be deemed to have sole dispositive  power with respect
                      to  such  shares,  and  Federman,   Fu,  Krausz,   Liddle,
                      Phillips, Root and Young, the managing members of PMG VII, may be  deemed  to  have  shared  dispositive  power  with respect to such shares.
             -------- ----------------------------------------------------------
                10    SHARED DISPOSITIVE POWER
                      See response to row 9.
------------ -------------------------------------------------------------------
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
11           REPORTING PERSON                                        184,198,467
------------ -------------------------------------------------------------------
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
12           EXCLUDES CERTAIN SHARES*                                       [ ]
------------ -------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11             48.6%
------------ -------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*                                     OO
------------ -------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------                ------------------------------
CUSIP NO. 67457P101                    13 D                  Page 12 of 25 Pages
------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION  NO. OF ABOVE PERSONS  (ENTITIES ONLY) U.S.
                      Irwin Federman ("Federman")
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)     (b)  [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            SOURCE OF FUNDS*
------------ -------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL  PROCEEDINGS IS REQUIRED  PURSUANT
             TO ITEM 2(d) or 2(e) [ ]
------------ -------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION
                U.S. Citizen
------------------------------------ -------- ----------------------------------
                7     SOLE VOTING POWER
                      0 shares.
  NUMBER OF  -------- ----------------------------------------------------------
   SHARES       8     SHARED VOTING POWER
BENEFICIALLY          84,673,341 shares (held directly by USVP V, V Int'l, EP V,
OWNED BY EACH         2180 V,  USVP  VII,  EP  VII-A,  EP VII-B  and 2180  VII),
  REPORTING           120,991,819  shares  issuable upon conversion of 1,330,910
   PERSON             shares of Series  A-2  Preferred  Stock  held by USVP V, V
    WITH              Int'l, EP V, 2180 V, USVP VII, EP VII-A, EP VII-B and 2180
                      VII, and 89,868 shares  issuable upon exercise of warrants held directly by USVP VII.  Federman is a managing  member of both PMG V, the general  partner of USVP V, V Int'l, EP
                      V and 2180 V, and PMG VII,  the  general  partner  of USVP
                      VII, EP VII-A, EP VII-B and 2180 VII, and may be deemed to have shared voting power with respect to such shares.
             -------- ----------------------------------------------------------
                9     SOLE DISPOSITIVE POWER
                      0 shares.
             -------- ----------------------------------------------------------
                10    SHARED DISPOSITIVE POWER
                      84,673,341 shares (held directly by USVP V, V Int'l, EP V,
                      2180 V,  USVP  VII,  EP  VII-A,  EP VII-B  and 2180  VII),
                      120,991,819  shares  issuable upon conversion of 1,330,910 shares of Series  A-2  Preferred  Stock  held by USVP V, V
                      Int'l, EP V, 2180 V, USVP VII, EP VII-A, EP VII-B and 2180
                      VII, and 89,868 shares  issuable upon exercise of warrants held directly by USVP VII.  Federman is a managing  member of both PMG V, the general  partner of USVP V, V Int'l, EP
                      V and 2180 V, and PMG VII,  the  general  partner  of USVP
                      VII, EP VII-A, EP VII-B and 2180 VII, and may be deemed to have shared dispositive power with respect to such shares.
------------ -------------------------------------------------------------------
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
11           REPORTING PERSON                                        205,755,028
------------ -------------------------------------------------------------------
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
12           EXCLUDES CERTAIN SHARES*                                      [ ]
------------ -------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11             52.8%
------------ -------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*                                     IN
------------ -------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------                ------------------------------
CUSIP NO. 67457P101                    13 D                  Page 13 of 25 Pages
------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION  NO. OF ABOVE PERSONS  (ENTITIES ONLY) U.S.
                      Winston S. Fu  ("Fu")
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)     (b)  [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            SOURCE OF FUNDS*
------------ -------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL  PROCEEDINGS IS REQUIRED  PURSUANT
             TO ITEM 2(d) or 2(e) [ ]
------------ -------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION
                U.S. Citizen
------------------------------------ -------- ----------------------------------
                7     SOLE VOTING POWER
                      0 shares.
  NUMBER OF  -------- ----------------------------------------------------------
   SHARES       8     SHARED VOTING POWER
BENEFICIALLY          73,199,508 shares (held directly by USVP VII, EP VII-A, EP
OWNED BY EACH         VII-B and 2180  VII),  110,909,091  shares  issuable  upon
  REPORTING           conversion  of  1,220,000  shares of Series A-2  Preferred
   PERSON             Stock held  directly by USVP VII,  EP VII-A,  EP VII-B and
    WITH              2180 VII and  89,868  shares  issuable  upon  exercise  of warrants.  Fu is a managing member of PMG VII, the general partner of USVP VII, EP VII-A,  EP VII-B and 2180 VII, and may be deemed to have shared  voting power with respect to such shares.
             -------- ----------------------------------------------------------
                9     SOLE DISPOSITIVE POWER
                      0 shares.
             -------- ----------------------------------------------------------
                10    SHARED DISPOSITIVE POWER
                      73,199,508 shares (held directly by USVP VII, EP VII-A, EP
                      VII-B and 2180  VII),  110,909,091  shares  issuable  upon conversion  of  1,220,000  shares of Series A-2  Preferred
                      Stock held  directly by USVP VII,  EP VII-A,  EP VII-B and
                      2180 VII and  89,868  shares  issuable  upon  exercise  of warrants.  Fu is a managing member of PMG VII, the general partner of USVP VII, EP VII-A,  EP VII-B and 2180 VII, and may be  deemed  to  have  shared  dispositive  power  with respect to such shares.
------------ -------------------------------------------------------------------
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
11           REPORTING PERSON                                        184,198,467
------------ -------------------------------------------------------------------
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
12           EXCLUDES CERTAIN SHARES*
------------ -------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11             48.6%
------------ -------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*                                     IN
------------ -------------------------------------------------------------------
                      * SEE INSTRUCTIONS BEFORE FILLING OUT

----------------------------------                ------------------------------
CUSIP NO. 67457P101                    13 D                  Page 14 of 25 Pages
------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION  NO. OF ABOVE PERSONS  (ENTITIES ONLY) U.S.
                      Steven M. Krausz ("Krausz")
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)     (b)  [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            SOURCE OF FUNDS*
------------ -------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL  PROCEEDINGS IS REQUIRED  PURSUANT
             TO ITEM 2(d) or 2(e) [ ]
------------ -------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION
                U.S. Citizen
------------------------------------ -------- ----------------------------------
                7     SOLE VOTING POWER
                      159,868 shares issuable upon exercise of options.
  NUMBER OF  -------- ----------------------------------------------------------
   SHARES       8     SHARED VOTING POWER
BENEFICIALLY          84,673,341 shares (held directly by USVP V, V Int'l, EP V,
OWNED BY EACH         2180 V,  USVP  VII,  EP  VII-A,  EP VII-B  and 2180  VII),
  REPORTING           120,991,819  shares  issuable upon conversion of 1,330,910
   PERSON             shares of Series  A-2  Preferred  Stock  held by USVP V, V
    WITH              Int'l, EP V, 2180 V, USVP VII, EP VII-A, EP VII-B and 2180
                      VII, and 89,868 shares  issuable upon exercise of warrants held directly by USVP VII.  Krausz is a managing member of both PMG V, the general  partner of USVP V, V Int'l,  EP V and 2180 V, and PMG VII, the general  partner of USVP VII,
                      EP VII-A, EP VII-B and 2180 VII, and may be deemed to have shared voting power with respect to such shares.
             -------- ----------------------------------------------------------
                9     SOLE DISPOSITIVE POWER
                      159,868 shares issuable upon exercise of options.
             -------- ----------------------------------------------------------
                10    SHARED DISPOSITIVE POWER
                      84,673,341 shares (held directly by USVP V, V Int'l, EP V,
                      2180 V,  USVP  VII,  EP  VII-A,  EP VII-B  and 2180  VII),
                      120,991,819  shares  issuable upon conversion of 1,330,910 shares of Series  A-2  Preferred  Stock  held by USVP V, V
                      Int'l, EP V, 2180 V, USVP VII, EP VII-A, EP VII-B and 2180
                      VII, and 89,868 shares  issuable upon exercise of warrants held directly by USVP VII.  Krausz is a managing member of both PMG V, the general  partner of USVP V, V Int'l,  EP V and 2180 V, and PMG VII, the general  partner of USVP VII,
                      EP VII-A, EP VII-B and 2180 VII, and may be deemed to have shared dispositive power with respect to such shares.
------------ -------------------------------------------------------------------
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
11           REPORTING PERSON                                        205,914,896
------------ -------------------------------------------------------------------
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
12           EXCLUDES CERTAIN SHARES*                                       [ ]
------------ -------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11             52.9%
------------ -------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*                                     IN
------------ -------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------                ------------------------------
CUSIP NO. 67457P101                    13 D                  Page 15 of 25 Pages
------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION  NO. OF ABOVE PERSONS  (ENTITIES ONLY) U.S.
                      David Liddle ("Liddle")
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)     (b)  [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            SOURCE OF FUNDS*
------------ -------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL  PROCEEDINGS IS REQUIRED  PURSUANT
             TO ITEM 2(d) or 2(e) [ ]
------------ -------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION
                U.S. Citizen
------------------------------------ -------- ----------------------------------
                7     SOLE VOTING POWER
  NUMBER OF           0 shares.
   SHARES    -------- ----------------------------------------------------------
BENEFICIALLY    8     SHARED VOTING POWER
OWNED BY EACH         73,199,508 shares (held directly by USVP VII, EP VII-A, EP
  REPORTING           VII-B and 2180  VII),  110,909,091  shares  issuable  upon
   PERSON             conversion  of  1,220,000  shares of Series A-2  Preferred
    WITH              Stock held  directly by USVP VII,  EP VII-A,  EP VII-B and
                      2180 VII and  89,868  shares  issuable  upon  exercise  of warrants.  Liddle is a  managing  member  of PMG VII,  the general  partner of USVP VII, EP VII-A,  EP VII-B and 2180
                      VII,  and may be deemed to have shared  voting  power with respect to such shares.
             -------- ----------------------------------------------------------
                9     SOLE DISPOSITIVE POWER
                      0 shares.
             -------- ----------------------------------------------------------
                10    SHARED DISPOSITIVE POWER
                      73,199,508 shares (held directly by USVP VII, EP VII-A, EP
                      VII-B and 2180  VII),  110,909,091  shares  issuable  upon conversion  of  1,220,000  shares of Series A-2  Preferred
                      Stock held  directly by USVP VII,  EP VII-A,  EP VII-B and
                      2180 VII and  89,868  shares  issuable  upon  exercise  of warrants.  Liddle is a  managing  member  of PMG VII,  the general  partner of USVP VII, EP VII-A,  EP VII-B and 2180
                      VII,  and may be deemed to have shared  dispositive  power with respect to such shares.
------------ -------------------------------------------------------------------
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
11           REPORTING PERSON                                        184,198,467
------------ -------------------------------------------------------------------
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
12           EXCLUDES CERTAIN SHARES*
------------ -------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11             48.6%
------------ -------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*                                     IN
------------ -------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------                ------------------------------
CUSIP NO. 67457P101                    13 D                  Page 16 of 25 Pages
------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION  NO. OF ABOVE PERSONS  (ENTITIES ONLY) U.S.
                      Stuart G. Phillips ("Phillips")
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)     (b)  [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            SOURCE OF FUNDS*
------------ -------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL  PROCEEDINGS IS REQUIRED  PURSUANT
             TO ITEM 2(d) or 2(e) [ ]
------------ -------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION
                U.S. Citizen
------------------------------------ -------- ----------------------------------
                7     SOLE VOTING POWER
                      0 shares.
             -------- ----------------------------------------------------------
  NUMBER OF     8     SHARED VOTING POWER
   SHARES             84,673,341 shares (held directly by USVP V, V Int'l, EP V,
BENEFICIALLY          2180 V,  USVP  VII,  EP  VII-A,  EP VII-B  and 2180  VII),
OWNED BY EACH         120,991,819  shares  issuable upon conversion of 1,330,910
  REPORTING           shares of Series  A-2  Preferred  Stock  held by USVP V, V
   PERSON             Int'l, EP V, 2180 V, USVP VII, EP VII-A, EP VII-B and 2180
    WITH              VII, and 89,868 shares  issuable upon exercise of warrants held directly by USVP VII.  Phillips is a managing  member of both PMG V, the general  partner of USVP V, V Int'l, EP
                      V and 2180 V, and PMG VII,  the  general  partner  of USVP
                      VII, EP VII-A, EP VII-B and 2180 VII, and may be deemed to have shared voting power with respect to such shares.
             -------- ----------------------------------------------------------
                9     SOLE DISPOSITIVE POWER
                      0 shares.
             -------- ----------------------------------------------------------
                10    SHARED DISPOSITIVE POWER
                      84,673,341 shares (held directly by USVP V, V Int'l, EP V,
                      2180 V,  USVP  VII,  EP  VII-A,  EP VII-B  and 2180  VII),
                      120,991,819  shares  issuable upon conversion of 1,330,910 shares of Series  A-2  Preferred  Stock  held by USVP V, V
                      Int'l, EP V, 2180 V, USVP VII, EP VII-A, EP VII-B and 2180
                      VII, and 89,868 shares  issuable upon exercise of warrants held directly by USVP VII.  Phillips is a managing  member of both PMG V, the general  partner of USVP V, V Int'l, EP
                      V and 2180 V, and PMG VII,  the  general  partner  of USVP
                      VII, EP VII-A, EP VII-B and 2180 VII, and may be deemed to have shared dispositive power with respect to such shares.
------------ -------------------------------------------------------------------
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
11           REPORTING PERSON                                        205,755,028
------------ -------------------------------------------------------------------
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
12           EXCLUDES CERTAIN SHARES*                                      [ ]
------------ -------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11             52.8%
------------ -------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*                                     IN
------------ -------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------                ------------------------------
CUSIP NO. 67457P101                    13 D                  Page 17 of 25 Pages
------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION  NO. OF ABOVE PERSONS  (ENTITIES ONLY) U.S.
                      Jonathan D. Root ("Root")
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)     (b)  [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            SOURCE OF FUNDS*
------------ -------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL  PROCEEDINGS IS REQUIRED  PURSUANT
             TO ITEM 2(d) or 2(e) [ ]
------------ -------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION
                U.S. Citizen
------------------------------------ -------- ----------------------------------
                7     SOLE VOTING POWER
                      0 shares.
  NUMBER OF  -------- ----------------------------------------------------------
   SHARES       8     SHARED VOTING POWER
BENEFICIALLY          84,673,341 shares (held directly by USVP V, V Int'l, EP V,
OWNED BY EACH         2180 V,  USVP  VII,  EP  VII-A,  EP VII-B  and 2180  VII),
  REPORTING           120,991,819  shares  issuable upon conversion of 1,330,910
   PERSON             shares of Series  A-2  Preferred  Stock  held by USVP V, V
    WITH              Int'l, EP V, 2180 V, USVP VII, EP VII-A, EP VII-B and 2180
                      VII, and 89,868 shares  issuable upon exercise of warrants held  directly by USVP VII.  Root is a managing  member of both PMG V, the general  partner of USVP V, V Int'l,  EP V and 2180 V, and PMG VII, the general  partner of USVP VII,
                      EP VII-A, EP VII-B and 2180 VII, and may be deemed to have shared voting power with respect to such shares.
             -------- ----------------------------------------------------------
                9     SOLE DISPOSITIVE POWER
                      0 shares.
             -------- ----------------------------------------------------------
                10    SHARED DISPOSITIVE POWER
                      84,673,341 shares (held directly by USVP V, V Int'l, EP V,
                      2180 V,  USVP  VII,  EP  VII-A,  EP VII-B  and 2180  VII),
                      120,991,819  shares  issuable upon conversion of 1,330,910 shares of Series  A-2  Preferred  Stock  held by USVP V, V
                      Int'l, EP V, 2180 V, USVP VII, EP VII-A, EP VII-B and 2180
                      VII, and 89,868 shares  issuable upon exercise of warrants held  directly by USVP VII.  Root is a managing  member of both PMG V, the general  partner of USVP V, V Int'l,  EP V and 2180 V, and PMG VII, the general  partner of USVP VII,
                      EP VII-A, EP VII-B and 2180 VII, and may be deemed to have shared dispositive power with respect to such shares.
------------ -------------------------------------------------------------------
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
11           REPORTING PERSON                                        205,755,028
------------ -------------------------------------------------------------------
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
12           EXCLUDES CERTAIN SHARES*                                       [ ]
------------ -------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11            52.8%
------------ -------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*                                     IN
------------ -------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------                ------------------------------
CUSIP NO. 67457P101                    13 D                  Page 18 of 25 Pages
------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION  NO. OF ABOVE PERSONS  (ENTITIES ONLY) U.S.
                      Philip M. Young ("Young")
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)     (b)  [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            SOURCE OF FUNDS*
------------ -------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL  PROCEEDINGS IS REQUIRED  PURSUANT
             TO ITEM 2(d) or 2(e) [ ]
------------ -------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION
                U.S. Citizen
------------------------------------ -------- ----------------------------------
                7     SOLE VOTING POWER
                      0 shares.
  NUMBER OF  -------- ----------------------------------------------------------
   SHARES       8     SHARED VOTING POWER
BENEFICIALLY          84,673,341 shares (held directly by USVP V, V Int'l, EP V,
OWNED BY EACH         2180 V,  USVP  VII,  EP  VII-A,  EP VII-B  and 2180  VII),
  REPORTING           120,991,819  shares  issuable upon conversion of 1,330,910
   PERSON             shares of Series  A-2  Preferred  Stock  held by USVP V, V
    WITH              Int'l, EP V, 2180 V, USVP VII, EP VII-A, EP VII-B and 2180
                      VII, and 89,868 shares  issuable upon exercise of warrants held directly by USVP VII.  Young is a managing  member of both PMG V, the general  partner of USVP V, V Int'l,  EP V and 2180 V, and PMG VII, the general  partner of USVP VII,
                      EP VII-A, EP VII-B and 2180 VII, and may be deemed to have shared voting power with respect to such shares.
             -------- ----------------------------------------------------------
                9     SOLE DISPOSITIVE POWER
                      0 shares.
             -------- ----------------------------------------------------------
                10    SHARED DISPOSITIVE POWER
                      84,673,341 shares (held directly by USVP V, V Int'l, EP V,
                      2180 V,  USVP  VII,  EP  VII-A,  EP VII-B  and 2180  VII),
                      120,991,819  shares  issuable upon conversion of 1,330,910 shares of Series  A-2  Preferred  Stock  held by USVP V, V
                      Int'l, EP V, 2180 V, USVP VII, EP VII-A, EP VII-B and 2180
                      VII, and 89,868 shares  issuable upon exercise of warrants held directly by USVP VII.  Young is a managing  member of both PMG V, the general  partner of USVP V, V Int'l,  EP V and 2180 V, and PMG VII, the general  partner of USVP VII,
                      EP VII-A, EP VII-B and 2180 VII, and may be deemed to have shared dispositive power with respect to such shares.
------------ -------------------------------------------------------------------
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
11           REPORTING PERSON                                        205,755,028
------------ -------------------------------------------------------------------
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
12           EXCLUDES CERTAIN SHARES*                                     [ ]
------------ -------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11             52.8%
------------ -------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*                                     IN
------------ -------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 19 of 25 Pages


                  This Amendment No. 3 is filed to amend Amendment No. 2 to the Report on Schedule 13D filed by Reporting Persons with respect to events reported on Form 4 in connection with the Series A-2 Preferred Stock financing of Issuer occurring on March 31, 2004 and January 7, 2005.

ITEM 1.           SECURITY AND ISSUER.

                  This statement relates to shares of common stock (the "Common Stock") of Occam Networks, Inc. (the "Company"). The Company's principal executive offices are located at 77 Robin Hill Road, Santa Barbara, CA 93117.


ITEM 2            IDENTITY AND BACKGROUND.

                  (a) This statement is filed by U.S. Venture Partners V, L.P. ("USVP V"), USVP V International, L.P. ("V Int'l"), USVP V Entrepreneur Partners, L.P. ("EP V"), 2180 Associates Fund V, L.P. ("2180 V"), Presidio Management Group V, L.L.C. ("PMG V"), U.S. Venture Partners VII, L.P. ("USVP VII"), USVP Entrepreneur Partners VII-A ("EP VII-A"), USVP Entrepreneur Partners VII-B ("EP VII-B"), 2180 Associates Fund VII, L.P. ("2180 VII"), Presidio Management Group VII, L.L.C. ("PMG
                  VII"), Irwin Federman ("Federman"), Winston S. Fu ("Fu"), Steven M. Krausz ("Krausz"), David Liddle ("Liddle"), Stuart
                  G. Phillips ("Phillips"), Jonathan D. Root ("Root") and Philip
                  M. Young ("Young"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  PMG V is the general partner of USVP V, V Int'l, EP V and 2180 V, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by USVP V, V Int'l, EP V and 2180 V. Federman, Krausz, Phillips, Root and Young are the managing members of PMG V, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by USVP V, V Int'l, EP V and 2180 V.

                  PMG VII is the general partner of USVP VII, EP VII-A, EP VII-B and 2180 VII, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by USVP VII, EP VII-A, EP VII-B and 2180 VII. Federman, Fu, Krausz, Liddle, Phillips, Root and Young are the managing members of PMG VII, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by USVP VII, EP VII-A, EP VII-B and 2180 VII.

                  (b) The address of the principal business office for each of the Reporting Persons is U.S. Venture Partners, 2735 Sand Hill Road, Menlo Park, CA 94025.

                  (c) The principal occupation of each individual who is a Reporting Persons is venture capitalist. The primary business of USVP V, V Int'l, EP V and 2180 V is to make investments in private and public companies, and the primary business of PMG V is to serve as the general partner of the foregoing. The primary business of USVP VII, EP VII-A, EP VII-B and 2180 VII is to make investments in private and pubic companies; the primary business of PMG VII is to serve as the general partner of the foregoing.

                  (d) During the last five years, none of the Reporting Persons has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

                                                             Page 20 of 25 Pages


                  (e) During the last five years, none of the Reporting Persons has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

                  (f) USVP V, EP V, 2180 V, USVP VII, EP VII-A, EP VII-B and 2180 VII are Delaware Limited Partnerships, V Int'l is a Cayman Islands Limited Partnership, PMG V and PMG VII are Delaware Limited Liability Companies, and Federman, Fu, Krausz, Liddle, Phillips, Root and Young are United States citizens.



ITEM 3. Source and Amount of Funds or Other Consideration. The source of funds for the acquisition of the Series A-2 Preferred Stock was working capital (from capital contributions of partners).

ITEM 4. Purpose of Transaction. The Reporting Persons acquired the Series A-2 Preferred Stock for investment purposes. Depending on the factors discussed herein, the Reporting Persons may, from time to time, acquire additional shares of Common Stock and/or retain and/or sell all or a portion of the shares of the Series A-2 Preferred Stock (or when issued, the common stock issuable upon conversion of the Series A-2 Preferred Stock) or Common Stock of the Issuer held by the Reporting
                  Persons in the open market or in privately negotiated transactions, or when issued, may distribute the common stock issuable upon conversion of the Series A-2 Preferred Stock and/or other shares of Common Stock held by the Reporting Persons to their respective partners. Any actions the Reporting Persons might undertake will be dependent upon the Reporting Persons' review of numerous factors, including, among other things, the price levels of the Common Stock; general market and economic conditions; ongoing evaluation of the Company's business, financial condition, operations and prospects; the relative attractiveness of alternative business and investment opportunities; and other future developments.

                  Except as set forth above, the Reporting Persons have no present plans or intentions which would result in or relate to any of the transactions described in subparagraphs (a) through
                  (j) of Item 4 of Schedule 13D.

                  Steven Krausz is Chairman of the Board of Directors of the Issuer.

ITEM 5.           Interest in Securities of the Issuer.

                  (a) See Rows 11 and 13 for each Reporting Person.

                  (b) See Rows 7, 8, 9, and 10 for each Reporting Person.

                                                             Page 21 of 25 Pages


                  (c) The following transactions in the Issuer's Common Stock were made by Reporting Persons in the last 60 days:

                           On January 7, 2005, Reporting Persons acquired an aggregate of 140,000 shares of Series A-2 Preferred Stock in a privately negotiated transaction with the Issuer for an aggregate consideration of $1,400,000. Such shares of Series A-2 Preferred Stock shall be convertible into the Common Stock of Issuer upon approval by stockholders of an amendment to Issuer's Certificate of Incorporation and the filing of such amendment. Each share of Series A-2 Preferred Stock is convertible into 90.909 shares of Common Stock, or an aggregate of 1,272,727 shares of Common Stock.

                  (d) Under certain circumstances set forth in the limited partnership and limited liability company agreements of USVP V, V Int'l, EP V, 2180 V, PMG V USVP VII, EP VII-A, EP VII-B, 2180 VII, PMG VII, the general partners, limited partners and managing members of each of such entities, as applicable, may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or managing member.

                  (e) Not applicable.


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO THE SECURITIES OF THE ISSUER. Under certain circumstances set forth in the limited partnership and limited liability company agreements of USVP V, V Int'l, EP V, 2180 V, PMG V, USVP VII, EP VII-A, EP VII-B, 2180 VII, PMG VII, the general partners, limited partners and managing members of each of such entities, as applicable, may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or managing member.

                  Certain of the Reporting Persons, together with the certain other Series A-2 Preferred Stock investors, previously entered into a Voting Agreement (referenced in Exhibit C) whereby such persons agreed to vote all securities of Issuer held by such persons in favor of an amendment to the Issuer's Certificate of Incorporation increasing the number of authorized but unissued shares of Common Stock and in favor of any resolutions for the purpose of effecting the transactions contemplated by the Series A-2 Preferred Stock financing. Such Voting Agreement terminates upon the earlier of (a) approval by the stockholders of Issuer of the increase in the number of authorized but unissued shares of Common Stock or (b) the consent of the Company, a majority-in-interest of the Issuer's stockholders, and two-thirds-in-interest of the Investors, as such term is defined in the Voting Agreement.

ITEM 7. MATERIALS TO BE FILED AS EXHIBITS. Exhibit A: Agreement of Joint Filing (Incorporated by reference to Original 13D Filing); Exhibit B: Reference to Michael P. Maher as Attorney-In-Fact (incorporated by reference to Original 13D Filing); Exhibit C: Voting Agreement (incorporated by reference to Amendment No. 2 to Original 13D Filing).

                                                             Page 22 of 25 Pages


                                   SIGNATURES


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  January __, 2005


U.S. Venture Partners V, L.P.                     /s/ Michael Maher
By Presidio  Management Group V, L.L.C.           ------------------------------
Its General Partner                               Signature

                                                  Michael Maher
                                                  Chief Financial Officer/
                                                  Attorney-In-Fact


USVP V International, L.P.                        /s/ Michael Maher
By Presidio Management Group V, L.L.C.            ------------------------------
Its General Partner                               Signature

                                                  Michael Maher
                                                  Chief Financial Officer/
                                                  Attorney-In-Fact


USVP V Entrepreneur Partners, L.P.                /s/ Michael Maher
By Presidio Management Group V, L.L.C.            ------------------------------
Its General Partner                               Signature

                                                  Michael Maher
                                                  Chief Financial Officer/
                                                  Attorney-In-Fact


2180 Associates Fund V, L.P.                      /s/ Michael Maher
By Presidio Management Group V, L.L.C.            ------------------------------
Its General Partner                               Signature

                                                  Michael Maher
                                                  Chief Financial Officer/
                                                  Attorney-In-Fact


By Presidio Management Group V, L.L.C.            /s/ Michael Maher
A Delaware Limited Liability Company              ------------------------------
                                                  Signature

                                                  Michael Maher
                                                  Chief Financial Officer/
                                                  Attorney-In-Fact

                                                             Page 23 of 25 Pages


U.S. Venture  Partners VII, L.P.                  /s/ Michael Maher
By Presidio  Management Group V, L.L.C.           ------------------------------
Its General Partner                               Signature

                                                  Michael Maher
                                                  Chief Financial Officer/
                                                  Attorney-In-Fact


USVP Entrepreneur Partners VII-A                  /s/ Michael Maher
By Presidio Management Group V, L.L.C.            ------------------------------
Its General Partner                               Signature

                                                  Michael Maher
                                                  Chief Financial Officer/
                                                  Attorney-In-Fact


USVP Entrepreneur Partners VII-B                  /s/ Michael Maher
By Presidio Management Group V, L.L.C.            ------------------------------
Its General Partner                               Signature

                                                  Michael Maher
                                                  Chief Financial Officer/
                                                  Attorney-In-Fact


2180 Associates Fund VII, L.P.                    /s/ Michael Maher
By Presidio Management Group V, L.L.C.            ------------------------------
Its General Partner                               Signature

                                                  Michael Maher
                                                  Chief Financial Officer/
                                                  Attorney-In-Fact


Presidio Management Group VII, L.L.C.             /s/ Michael Maher
A Delaware Limited Liability Company              ------------------------------
                                                  Signature

                                                  Michael Maher
                                                  Chief Financial Officer/
                                                  Attorney-In-Fact


Irwin Federman                                    /s/ Michael Maher
                                                  ------------------------------
                                                  Michael Maher
                                                  Attorney-In-Fact


Winston S. Fu                                     /s/ Michael Maher
                                                  ------------------------------
                                                  Michael Maher
                                                  Attorney-In-Fact

                                                             Page 24 of 25 Pages


Steven M. Krausz                                  /s/ Michael Maher
                                                  ------------------------------
                                                  Michael Maher
                                                  Attorney-In-Fact


David Liddle                                      /s/ Michael Maher
                                                  ------------------------------
                                                  Michael Maher
                                                  Attorney-In-Fact


Stuart G. Phillips                                /s/ Michael Maher
                                                  ------------------------------
                                                  Michael Maher
                                                  Attorney-In-Fact


Jonathan D. Root                                  /s/ Michael Maher
                                                  ------------------------------
                                                  Michael Maher
                                                  Attorney-In-Fact


Philip M. Young                                   /s/ Michael Maher
                                                  ------------------------------
                                                  Michael Maher
                                                  Attorney-In-Fact

                                                             Page 25 of 25 Pages


                                  EXHIBIT INDEX


                                                                    Found on
                                                                  Sequentially
Exhibit                                                          Numbered Pages


Exhibit A: Incorporated by Reference to Original 13D Filing


Exhibit B: Incorporated by Reference to Original 13D Filing


Exhibit C:  Incorporated by Reference to Amendment No. 2 to
 Original 13D Filing